Exhibit 99.1

Annaly Capital Management Announces Public Offering of Common Stock

NEW YORK--(BUSINESS WIRE)--February 14, 2011--Annaly Capital Management, Inc. (NYSE: NLY) today announced that it intends to make a public offering of 75,000,000 shares of its common stock.

Annaly intends to grant the underwriters a thirty-day option to purchase up to an additional 11,250,000 shares of common stock solely to cover overallotments. Annaly expects to use the proceeds of this offering to purchase mortgage-backed securities for its investment portfolio and for general corporate purposes, which may include additional investments and repayment of short-term indebtedness.

Credit Suisse Securities (USA) LLC is acting as the lead book-running manager for the offering. BofA Merrill Lynch, Deutsche Bank Securities, Morgan Stanley and RCap Securities, Inc. are acting as book-running managers.

Annaly has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Annaly has filed with the SEC for more complete information about Annaly and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Annaly, the underwriters or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

BofA Merrill Lynch
4 World Financial Center
New York, NY 10080
Attn: Prospectus Department
or email dg.prospectus_requests@baml.com

Deutsche Bank Securities Inc.
Prospectus Department
Harborside Financial Center
100 Plaza One, Floor 2
Jersey City, New Jersey 07311-3901
telephone: 1-800-503-4611
or by emailing prospectus.cpdg@db.com

Morgan Stanley
180 Varick Street
2nd Floor
New York, NY 10014
Attention: Prospectus Dept.
prospectus@morganstanley.com
or (866) 718-1649

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares. An offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Annaly’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly